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                                 EXHIBIT 99.1


CONTACT:    NICOL DAVIS                           DOUGLAS N. WOODRUM
            CNET, INC.                            CNET, INC.
            (415) 395-7805, x1633                 (415) 395-7805, x1401
            e-mail: nicold@cnet.com               e-mail: dougw@cnet.com


                                                          FOR IMMEDIATE RELEASE

          CNET, INC. ACQUIRES U.VISION, INC., CREATOR OF COMPUTERESP,
             A LEADING ONLINE HARDWARE AND SOFTWARE PRICING ENGINE

SAN FRANCISCO, CALIF., MAY 12, 1998 -- CNET, Inc. CNWK today announced that it has acquired U.Vision, Inc. in a stock-for-stock exchange. U.Vision owns and operates ComputerESP (www.computeresp.com), a pricing and availability engine for buying computer products on the Internet. Under the terms of the agreement, CNET issued approximately 545,000 common shares for 100 percent of U.Vision's stock. CNET intends to record this transaction using the pooling-of-interests accounting method. With the acquisition, CNET becomes the most effective generator of leads for computer product purchases on the Internet.

"The acquisition of ComputerESP cements CNET's position as the Internet's leader in bringing buyers and sellers of computer products together," said Halsey Minor, chairman and CEO of CNET. "With its powerful pricing and sourcing capabilities, ComputerESP is a perfect complement to CNET's wide range of services for computer buyers. The addition of the site to our network will further augment our ability to aggregate large numbers of targeted buyers at CNET."

Jupiter Communications forecasts that by 2002, 16 percent of all computer hardware and 34 percent of all computer software, representing an estimated $8.2 billion and $2.3 billion in sales respectively, will be purchased online.* For example, Dell Computer expects that in the next few years, 50 percent of its sales will come from online purchasing.

"At CNET, we have built an extremely large and influential audience of technology consumers, reaching 53 percent of the IS/IT audience on the Internet," continued Minor**. "Just as computer magazines did for the direct sellers of PCs in the '80s, CNET is defining a whole new channel for buying computer products on the Internet."

As part of the acquisition, U.Vision's co-founders, Tonny Yu and Nora Yeung will join CNET as employees. "ComputerESP is well-established as a powerful tool for people buying computer products on the Internet," said Yu, founder and president of U.Vision. "By integrating the site into CNET's suite of services, we will be able to greatly enhance its value to our large and loyal base of users, advertisers and merchants. Joining CNET represents an enormous opportunity for us, and we are excited to become part of the company at such an exciting time for this industry."

About ComputerESP

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ComputerESP is a free computer product and pricing search engine containing data on more than 100,000 products. ComputerESP indexes and compares more than one million prices from 100 major resellers, providing a convenient, single resource for determining where to buy computer products. With instant information on product availability and direct links to product detail pages, ComputerESP is widely recognized as one of the fastest, most comprehensive and most efficient shopping resources on the Web.

About CNET

CNET, Inc. is an integrated media company which produces branded Internet networks and television programming for both targeted and general audiences. Online and on television, CNET is the leading authority on computers, the Internet and digital technologies. CNET Online is the Internet's number one destination for information on computers, the Internet and digital technologies, and is consistently ranked as the Internet's leading content network serving millions of users each day. CNET's television programs air on USA Network, the Sci-Fi Channel and in national syndication, reaching an estimated weekly audience of over eight million viewers. CNET also is the publisher of Snap!, a search and navigation service for all Internet users.

*1997 Jupiter Communications Strategic Planning Services Report
** @ Plan Release 1.2 Winter/Spring 1998

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This press release contains forward looking statements that are subject to significant risks and uncertainties. Although the Company believes that the expectations reflected in its forward looking statements are reasonable, it can give no assurance that such expectations or any of its forward looking statements will prove to be correct. Important cautionary statements and risk factors that could cause actual results to differ materially from those reflected in the Company's forward looking statements are disclosed under the caption "Additional Factors that May Affect Future Results" in the Company's latest quarterly report on Form 10-Q and under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Outlook and Uncertainties" in the Company's latest annual report on Form 10-K, copies of which may be obtained from the Company.